Exhibit 2.5

CONFORMED COPY

MULTICURRENCY REVOLVING FACILITIES AGREEMENT

£1,000,000,000

FACILITY AGREEMENT

     dated 11 March 2003

as amended and restated pursuant to an

Amendment and Restatement Agreement dated 16 June 2005

for

GALLAHER GROUP PLC
GALLAHER LIMITED

with

     LLOYDS TSB BANK PLC

THE ROYAL BANK OF SCOTLAND PLC

acting as Co-ordinator

and

BARCLAYS BANK PLC
acting as Agent

Ref: SRYT/CIXT/FG

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		CONTENTS

CLAUSE			PAGE

		SECTION 1
		INTERPRETATION
1	.	DEFINITIONS AND INTERPRETATION	1
		SECTION 2
		THE FACILITY
2	.	THE FACILITY	12
3	.	PURPOSE	13
4	.	CONDITIONS OF UTILISATION	13
		SECTION 3
		UTILISATION
5	.	UTILISATION	15
6	.	OPTIONAL CURRENCIES	15
		SECTION 4
		REPAYMENT, PREPAYMENT AND CANCELLATION
7	.	REPAYMENT	17
8	.	PREPAYMENT AND CANCELLATION	17
		SECTION 5
		COSTS OF UTILISATION
9	.	INTEREST AND UTILISATION FEE	19
10	.	INTEREST PERIODS	20
11	.	CHANGES TO THE CALCULATION OF INTEREST	20
12	.	FEES	21
		SECTION 6
		ADDITIONAL PAYMENT OBLIGATIONS
13	.	TAX GROSS-UP AND INDEMNITIES	22
14	.	INCREASED COSTS	25
15	.	OTHER INDEMNITIES	26
16	.	MITIGATION BY THE LENDERS	27
17	.	COSTS AND EXPENSES	27
		SECTION 7
		GUARANTEE
18	.	GUARANTEE AND INDEMNITY	29
		SECTION 8
		REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19	.	REPRESENTATIONS	32
20	.	INFORMATION UNDERTAKINGS	34
21	.	FINANCIAL COVENANTS	36
22	.	GENERAL UNDERTAKINGS	38
23	.	EVENTS OF DEFAULT	43
		SECTION 9
		CHANGES TO PARTIES
24	.	CHANGES TO THE LENDERS	46
25	.	CHANGES TO THE OBLIGORS	48
		SECTION 10
		THE FINANCE PARTIES
26	.	ROLE OF THE AGENT, THE ARRANGER AND THE CO-ORDINATOR	51
27	.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	55

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THIS AGREEMENT is dated 11 March 2003 and is amended and restated pursuant to an amendment and restatement agreement dated 16 June 2005 and made between:

(1)	GALLAHER GROUP PLC (the "Company");

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original borrowers (together with the Company, the "Original Borrowers");

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original guarantors (together with the Company, the "Original Guarantors");

(4)	LLOYDS TSB BANK PLC and THE ROYAL BANK OF SCOTLAND PLC (whether acting individually or together. the "Co-ordinator");

(5)	THE FINANCIAL INSTITUTIONS listed on the signature pages of the Amendment Agreement as mandated lead arrangers (whether acting individually or together the "Arranger");

(6)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the "Original Lenders"); and

(7)	BARCLAYS BANK PLC as agent of the Lenders (the "Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Amendment Agreement" means the amendment and restatement agreement dated on or about 14 June 2005 between (among others) the Company, the Original Borrowers and Original Guarantors, the Co-ordinator, the Arranger, the Lenders and the Agent.

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"Austria Tabak" means Austria Tabak AG & Co. KG (FN 222016w at the Vienna Commercial Court) having registered offices in Vienna.

"Austria Tabak Group" means Austria Tabak and its Subsidiaries for the time being.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the Effective Date to and including the date which is one Month prior to the Termination Date.

"Available Commitment" means a Lender's Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Base Currency" means £ or Sterling.

"Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

"Borrower" means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

"Borrowings" means (without double-counting) any Indebtedness in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance credit;

(d)	receivables sold or discounted with recourse;

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset (excluding trade credit in the ordinary course of business);

(f)	the capital element of finance leases (as defined in SSAP 21) whether in respect of land, machinery, equipment or otherwise;

(g)	the net amount owing under any currency or interest swap, cap or collar arrangements or any other derivative or hedging instrument;

(h)	amounts raised under any other transaction having the commercial effect of a borrowing or raising of money; or

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(i) any guarantee or similar assurance against financial loss in respect of the items falling within paragraphs (a) to (h) (inclusive) above.

"Break Costs" means the amount (if any) by which:

(a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a) (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b) (in relation to any date for payment or purchase of euro) any TARGET Day.

"Commitment" means:

(a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"EBITDA" has the meaning given to it in Clause 21.2 (Definitions).

"Effective Date" has the meaning given to it in the Amendment Agreement.

"Environmental Approvals" means all authorisations of any kind required under Environmental Laws to which any member of the Group is subject at any time.

"Environmental Law" means all legislation, regulations or orders (in so far as such regulations or orders have the force of law) to the extent that it relates to the protection or impairment of the environment or the control of dangerous substances (whether or not in

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force at the date of this Agreement) which are capable of enforcement in any applicable jurisdiction by legal process.

"EURIBOR" means, in relation to any Loan in euro:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Exempt Disposal" has the meaning given to that term in Clause 22.4 (Disposals).

"Facility" means the revolving credit facility made available under this Agreement as described in Clause 2.1 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of the Amendment Agreement between the Agent and the Company or the Co-ordinator and the Company setting out any of the fees referred to in Clause 12 (Fees).

"Finance Documents" means this Agreement, the Amendment Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

"Finance Party" means the Agent, the Co-ordinator, the Arranger or a Lender.

"GAAP" means generally accepted accounting principles, standards and practices in the United Kingdom.

"Group" means the Company and its Subsidiaries for the time being.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Indebtedness" includes, with respect to any person (the "Relevant Person"), any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise):

(a) of the Relevant Person for the payment or repayment of money; or

(b) of any other person for the payment or repayment of money secured by Security on assets of the Relevant Person, whether or not the Relevant Person is liable in respect of any obligation so secured.

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"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

"Lender" means:

(a) any Original Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means:

(a) if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2 /3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2 /3 per cent. of the Total Commitments immediately prior to the reduction); or

(b) at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2 /3 per cent. of all the Loans then outstanding.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" means, in relation to a particular Interest Period, the rate per annum determined by reference to the credit ratings assigned by Moody's and S&P to the Company's long-term senior unsecured debt not credit enhanced, or any substitute long term credit rating determined in accordance with paragraph (c) or (d) below (each a "long-term credit rating") last published (and not withdrawn) in accordance with the following table:

S&P/Moody's Rating	Margin (% p.a.)
BBB-/Baa3 or above	0.375
Below BBB-/Baa3	1.375

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However:

(a) if the long-term credit ratings assigned by Moody's and S&P (or, if applicable, by a replacement agency which provides a substitute rating as agreed pursuant to paragraph (c) or (d) below) differ, the Margin will be determined on the basis of the lower rating;

(b) if there is no long-term credit rating or if an Event of Default is continuing, the Margin will be 1.375 per cent. per annum;

(c) without prejudice to the foregoing, if at any time the Company does not have a long term credit rating assigned to it by both of Moody's and S & P, the Company and the Agent (acting on the instructions of the Majority Lenders) shall negotiate (in good faith) for a period of up to 10 Business Days whether a substitute rating should be applied for the purposes of this definition; and

(d) if after the 10 Business Day period referred to at paragraph (c) above, the Company and the Agent are unable to agree a substitute long term credit rating, the Company shall be deemed not to have a long term credit rating for the purposes of this Agreement and the Margin shall be 1.375 per cent. per annum until such time, if any, as a long term credit rating is assigned to the Company, either by both of Moody's and S & P or the Company and the Agent (acting on the instructions of the Majority Lenders) agree a substitute rating.

Promptly after becoming aware of the same, the Company shall inform the Agent in writing if any change in the long term credit rating assigned to the Company occurs or the circumstances contemplated in paragraph (c) above arise.

Any adjustment of the Margin pursuant to a change in a long-term credit rating or any substitute rating agreed pursuant to paragraphs (c) and (d) shall take effect from the Business Day following the date on which the change in that long-term credit rating is published or the Business Day following the date on which the substitute rating is agreed, as the case may be, and will apply to all Loans outstanding at that time or later drawn, until the Margin is adjusted again in accordance with this definition.

"Material Adverse Effect" means any change in the financial condition of the Group taken as a whole which, in the reasonable opinion of the Majority Lenders, materially and adversely affects the business, assets or consolidated financial condition of the Group taken as a whole or which is likely to have a material adverse effect on the ability of the Obligors taken as a whole to comply with their obligations under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Moody's" means Moody's Investors Services Inc (or any successor to its ratings business).

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"Net Consolidated Borrowings" has the meaning given to it in Clause 21.2 (Definitions). (Definitions).

"Net Interest Expense" has the meaning given to it in Clause 21.2

"Obligor" means a Borrower or a Guarantor.

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means:

(a) in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2004; and

(b) in relation to each Original Obligor other than the Company, its audited financial statements for its financial year ended 31 December 2004.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Principal Subsidiary" means, at any particular time, Benson & Hedges Limited and any member of the Group (other than the Company) whose gross assets or pre-taxation profits represent at least 7.50 per cent. of the consolidated gross assets or, as the case may be, pre-taxation profits of the Group. For this purpose:

(a) in the case of a member of the Group which itself has Subsidiaries and/or Subsidiary Undertakings, the calculation shall be made by comparing the consolidated gross assets, or, as the case may be, pre-taxation profits of it and its Subsidiaries and Subsidiary Undertakings to those of the Group;

(b) assets or revenues which arise from transactions between members of the Group and which would be eliminated in the consolidated accounts of the Group shall be excluded;

(c) the gross assets or pre-taxation profits of a member of the Group shall be calculated by reference to:

(i) the accounts of that member of the Group (or, as the case may be, a consolidation of the accounts of it and its Subsidiaries and Subsidiary Undertakings (if any)) used for the purpose of the then latest audited consolidated accounts of the Group referred to in Clause 19.11 (Accounts) (or, as the case may be, delivered to the Agent under Clause 20 (Information Undertakings)); or

(ii) if the person became a member of the Group after the end of the financial period to which those consolidated accounts relate, the then latest audited accounts of that member of the Group (or, as the case may be, a consolidation of the then latest audited accounts of it and its Subsidiaries and Subsidiary Undertakings (if any));

(d) the gross assets or pre-taxation profits of the Group shall be calculated by reference to the then latest audited consolidated accounts of the Group referred to in Clause 19.11 (Accounts) (or, as the case may be, delivered to the Agent under Clause 19.11

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(Accounts)), adjusted as appropriate to reflect the gross assets or pre-taxation profits of any person which has become or ceased to be a member of the Group after the end of the financial period to which those accounts relate;

	(e)	on a Principal Subsidiary transferring all or substantially all of its assets to another member of the Group such that, following such transfer, it would not fulfil either of the tests in the first paragraph of this definition, the transferor (if it is not the Holding Company of the transferee) shall cease to be a Principal Subsidiary and (if the transferee is not an Obligor or a Principal Subsidiary) the transferee shall become a Principal Subsidiary;

	(f)	a member of the Group shall (if not already a Principal Subsidiary) become a Principal Subsidiary either upon becoming a member of the Group or on completion of any other intra-Group transfer or reorganisation if it would fulfil either/any of the tests in the first paragraph of this definition, were all relevant accounts to be prepared as at the completion of that transfer or reorganisation on the basis of the then latest audited consolidated accounts of the Group referred to in Clause 20.1 (Preparation of Accounts) (or, as the case may be, delivered to the Agent under Clause 20.2 (Audited Accounts)), adjusted as appropriate to reflect the matters referred to in paragraph (d) above and to reflect all such transfers or reorganisations after the date of those then latest audited consolidated accounts of the Group, provided that such adjustment shall be required only if:

		(i)	such person was, immediately prior to ceasing to be a member of the Group a Principal Subsidiary;

		(ii)	the Company (acting reasonably) is of the opinion that such person upon becoming a member of the Group would, on a balance of probabilities, be a Principal Subsidiary if the adjustment was made; or

		(iii)	since the date of the latest audited consolidated accounts of the Group (or, if more recent, the latest adjustment made under this paragraph (f)) persons have ceased to be members of the Group and/or have become members of the Group that, in aggregate, account (or, if the adjustment referred to above was made, would account) for gross assets or pre-taxation profits that represent at least 7.50 per cent. of consolidated gross assets or, as the case may be, pre-taxation profits of the Group.

Except as provided in paragraph (e) above, once a person has become a Principal Subsidiary, it shall remain one until it has been demonstrated to the satisfaction of the Majority Lenders that it has ceased to fulfil the requirements of this definition.

"Qualifying Lender" has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

:	"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period; or

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

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unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means, in relation to LIBOR, EURIBOR and Mandatory Cost, the principal London offices of Barclays Bank PLC, Lloyds TSB Bank PLC and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

"Relevant Interbank Market" means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

"Resignation Letter" means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan(s) (unless it is more than the maturing Loan(s)) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)	in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s).

"S & P" means Standard & Poor's Ratings Group (or any successor to its ratings business).

"Screen Rate" means:

(i) in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(ii) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Specified Time" means a time determined in accordance with Schedule 11 (Timetable).

"Sterling" or "£" means the lawful currency for the time being of the United Kingdom.

"Subsidiary" means a subsidiary within the meaning of section 736 of the Companies Act 1985 and, for the purpose of Clause 21 (Financial covenants) and in relation to financial statements of the Group, a Subsidiary Undertaking.

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"Subsidiary Undertaking" means, in relation to any person at any particular time, any other person which is then a subsidiary undertaking (as defined in Section 258 of the Companies Act 1985) of that Person.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Termination Date" means the date which is 60 Months after the date of the Amendment Agreement.

"Total Commitments" means the aggregate of the Commitments, being £1,000,000,000 as at the Effective Date.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to a transfer, the later of:

(a) the proposed Transfer Date specified in the Transfer Certificate; and

(b) the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US Dollars" means the lawful currency for the time being of the United States of America.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

	(i)	the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

	(ii)	"assets" includes present and future properties, revenues and rights of every description;

	(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

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	(iv)	a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

	(v)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

	(vi)	a provision of law is a reference to that provision as amended or re-enacted; and

	(vii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)	If the directors of any member of the Group obtain a moratorium under Section 1A of the Insolvency Act 1986, the ending of such moratorium will not remedy any Event of Default which occurred as a result of such moratorium.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

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SECTION 2

THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Company as Obligors' Agent

Each Obligor (other than the Company):

	(a)	irrevocably authorises the Company to act on its behalf as its agent in relation to the Finance Documents, including:

		(i)	to give and receive as agent on its behalf all notices and instructions (including Utilisation Requests);

		(ii)	to sign on its behalf all documents in connection with the Finance Documents (including amendments and variations of any Finance Documents, and to execute any new Finance Documents);

		(iii)	to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

	(b)	confirms that it will be bound by any action taken by the Company under or in connection with the Finance Documents.

2.4	Acts of Company

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

	(i)	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by the Company;

	(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

	(iii)	the failure (or purported failure) by or inability (or purported inability) of the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.

(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

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3	PURPOSE

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under the Facility for general corporate purposes of the Group.

(b)	No amount borrowed under the Facility shall be applied in any manner that may be illegal or contravene the provisions of section 151 of the Companies Act 1985 or, in the case of a Loan to a Borrower incorporated in a jurisdiction other than England and Wales, any equivalent law in that other jurisdiction.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a) in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b) the representations to be made by each Obligor in accordance with Clause 19.15 (Repetition) are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

	(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

	(ii)	it is euro or US Dollars or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the Utilisation Request for that Loan.

(b)	If by the Specified Time the Agent has received a written request from a Borrower for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Company by the Specified Time:

	(i)	whether or not the Lenders have granted their approval; and

	(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

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4.4	Maximum number of Loans/currencies

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i) more than 15 Loans would be outstanding; or

(ii) Loans would be outstanding in more than 3 Optional Currencies.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

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SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

	(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

	(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

	(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

	(iv)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of £10,000,000 (or its equivalent if the currency selected is an Optional Currency) or, if less, the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

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(a)	the Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan that is due to be made, an amount equal to that Lender's proportion of the Base Currency Amount of the maturing Loan) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent's calculations

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a) that Lender shall promptly notify the Agent upon becoming aware of that event;

(b) upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c) each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person or group of connected persons or any persons acting in concert gain(s) control of the Company:

	(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

	(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

	(iii)	if a Lender so requires and notifies the Agent within 5 days of the Company notifying the Agent of the event, the Agent shall, by not less than 30 days' notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above, "control" has the meaning given to it in section 416(2) of the Taxes Act and "connected persons" has the meaning given to it in section 839 of the Taxes Act.

(c)	For the purpose of paragraph (a) above, "acting in concert" has the meaning given to it in the City Code on Takeovers and Mergers.

8.3	Voluntary cancellation

The Company may, if it gives the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of £20,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

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8.4	Voluntary prepayment

The Borrower to which a Loan has been made may, if it gives the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £20,000,000).

8.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii) any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii) any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Company may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

8.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

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SECTION 5

COSTS OF UTILISATION

9.	INTEREST AND UTILISATION FEE

9.1	Utilisation Fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a utilisation fee in the Base Currency on the amount of each Lender's participation in Loans outstanding from day to day for the period during which the Base Currency Amount of Loans exceeds, in aggregate, more than 50 per cent. of the Total Commitments as at the Effective Date, such utilisation fee to be calculated at the rate of 0.05 per cent. per annum.

(b)	Any accrued utilisation fee is payable from the date of this Agreement on the last day of each successive period of three Months in respect of which any utilisation fee has accrued and on the Termination Date.

9.2	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin;

(b) LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c) Mandatory Cost, if any.

9.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount.

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9.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of 1 week or 1, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

(e)	Each Interest Period for a Loan shall start on the Utilisation Date for that Loan.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

	(i)	the Margin;

	(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

	(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

	(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

	(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose

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participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 32.5 per cent. of the applicable Margin on the daily amount of that Lender's Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.3	Co-ordination fee

The Company shall pay to the Co-ordinator (for its own account) a co-ordination fee in the amount and at the times agreed in a Fee Letter.

12.4	Up-front fees

The Company shall pay to the Agent (for the account of each relevant Finance Party) the fees in the amount and at the times agreed in a Fee Letter.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

(a)	In this Clause 13:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

	(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

		(A)	a Lender:

(1) which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(2) in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

		(B)	a Treaty Lender:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(iii)	fulfils any conditions which must be fulfilled under the Treaty for residents of that Treaty State to obtain exemption from United Kingdom taxation on interest.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from United Kingdom tax on interest.

(b)	In this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

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13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent upon becoming aware that it is not, or has ceased to be, a Qualifying Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii) the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i) with respect to any Tax assessed on a Finance Party:

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		(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

		(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

	(ii)	to the extent a loss, liability or cost:

		(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross- up); or

		(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

	(a)	a Tax Credit is attributable to that Tax Payment; and

	(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (provided that, for the avoidance of doubt, this Clause 13.5 shall not apply to any stamp duty, registration or other similar Taxes payable in respect of any assignment or transfer by an Existing Lender to a New Lender (as each such term is defined in Clause 24.1 (Assignments and transfers by the Lenders)).

13.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

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(b)	If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i) a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii) an additional or increased cost; or

(iii) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii) compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

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(iii) compensated for by the payment of the Mandatory Cost or otherwise in this Agreement;

(iv) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v) attributable to the application of or compliance with the International Convergence of Capital Measurement Standards published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the Effective Date, ("Basel II"), or any implementation or transposition thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or other law or regulation, including (without limitation) any Increased Cost attributable to Pillar 2 (The Supervisory Review Process) of Basel II or to any change by a Finance Party from one method of calculating capital adequacy to another.

(b)	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).

14.4	Double counting

For the avoidance of doubt, for the purpose of this Clause 14 there shall be no double counting in respect of increased costs of a Finance Party and any of its Affiliates.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i) making or filing a claim or proof against that Obligor;

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a) the occurrence of any Event of Default;

(b) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

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(c) funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a) investigating any event which it reasonably believes is a Default; or

(b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall within 30 days of the presentation of the relevant invoice pay the Agent and the Arranger (or any of their Affiliates) the amount of all agreed costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a) this Agreement and any other finance documents or documents ancillary thereto referred to in this Agreement;

(b) the Amendment Agreement and any other finance documents or documents ancillary thereto referred to in the Amendment Agreement; and

(c) any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent (other than the amendments made pursuant to the Amendment Agreement) or (b) an amendment is required pursuant to

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Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a) guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b) undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c) indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b) each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any

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formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

	(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

	(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

	(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

	(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

	(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

	(a)	to be indemnified by an Obligor;

	(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

	(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

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	(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

	(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement and as provided in Clause 3 (Representations) of the Amendment Agreement.

19.1	Status

It is a limited liability company duly incorporated and validly existing under the laws of its respective jurisdiction of incorporation, is a separate legal entity and has the power and authority to own its assets and to conduct the business which it conducts and, in the case of each Obligor (other than the Company), it is wholly-owned either directly or indirectly and controlled by the Company.

19.2	Powers

It has the power to enter into, exercise its rights and perform and comply with its obligations under the Finance Documents to which it is expressed to be a party.

19.3	Authorisation and consents

All action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents, the making of registrations and the like) in order:

(a) to enable it lawfully to enter into, exercise their rights and perform and comply with its respective obligations under each of the Finance Documents to which it is expressed to be a party;

(b) to ensure that those obligations are valid, legally binding and enforceable; and

(c) to make this Agreement and the Finance Documents to which it is expressed to be a party admissible in evidence in its jurisdiction of incorporation,

have (except as to qualifications as to matters of law which are contained in any legal opinion intended to be delivered under Schedule 2 (Conditions precedent) to this Agreement or Schedule 2 (Conditions precedent) to the Amendment Agreement) been taken, fulfilled and done.

19.4	Governing law and enforcement

(a) The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b) Any judgement obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.5	Deduction of Tax

(a) It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

(b) Gallaher (Dublin) Limited (registration number 378922) does not hold a banking licence under section 9 of the Central Bank Act 1971 (as amended) or any similar Authorisation under any law or regulation of any member state of the European Communities.

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19.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than any stamp, registration or similar tax which may be payable in respect of any assignment or transfer by an Existing Lender to a New Lender (as each such term is defined in Clause 24.1 (Assignments and transfers by the Lenders)).

19.7	Non-Violation etc.

Its entry into, exercise of its and/or performance of or compliance with its respective obligations under the Finance Documents do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:

(a) any law to which it is subject; or

(b) its constitutional documents; or

(c) any agreement to which any member of the Group is a party or which is binding on any member of the Group or its assets which could reasonably be expected to result in a Material Adverse Effect,

or result in the existence of, or oblige any member of the Group to create, any Security over its assets.

19.8	Obligations binding

Its obligations under this Agreement and the Finance Documents are valid, binding and enforceable except as to qualifications as to matters of law which are contained in any legal opinion intended to be delivered under Schedule 2 (Conditions precedent) to this Agreement or Schedule 2 (Conditions precedent) to the Amendment Agreement.

19.9	No Default

No Default has occurred and is continuing, or will occur as a result of making any Utilisation (other than any waived by the Majority Lenders).

19.10	Existing Security

No Security exists on or over its assets or those of any other member of the Group except as permitted by Clause 22 (General Undertakings).

19.11	Accounts

Its Original Financial Statements as delivered to the Agent (with copies of the related directors' and auditors' reports/reports and approvals referred to below) include such financial statements as are required by the laws of the UK (and each other jurisdiction where the Group is required to prepare financial statements ("Other Jurisdictions")) and GAAP and accounting standards in the Other Jurisdictions (as the case may be) and, save as stated in the notes thereto, were prepared and audited in accordance with GAAP or generally accepted accounting standards in Other Jurisdictions (as the case may be) and consistently applied and in accordance with the Companies Act 1985 or equivalent law in the Other Jurisdictions.

19.12	Litigation

Save as disclosed to the Agent in writing by the Company prior to the date of this Agreement, no litigation, arbitration or administrative proceeding is current or to the best of its knowledge and belief pending against any Group member which has or could if determined against the relevant Group member reasonably be expected to have a Material Adverse Effect.

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19.13	Winding-up

No meeting has been convened for its winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for winding-up of it.

19.14	Information

To the best of its knowledge and belief after due enquiry (or, in the case of information provided by any person other than a member of the Group or its advisers as far as the board of directors of the Company is aware was true to the best of its knowledge and belief in all material respects) there has been no material adverse change in the business, assets and financial conditions of the Group from the date on which the most recently released public accounts were drawn up.

19.15	Repetition

Each of the representations in Clause 19.1 (Status) to Clause 19.14 (Information) will be made on the date of this Agreement and on the Effective Date and, other than the representations in Clause 19.14 (Information) and paragraph (a) of Clause 19.5 (Deduction of Tax), will thereafter be deemed to be repeated on the date of each Utilisation Request and the first day of each Interest Period as if repeated then by reference to the then existing circumstances.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Preparation of Accounts

Each Obligor will ensure that all accounts to be delivered by it under this Agreement are prepared in such manner that the representation given in Clause 19.11 (Accounts) would be complied with if applied to those accounts by virtue of Clause 19.15 (Repetition).

20.2	Audited Accounts

As soon as the same are publicly available and in any event within 120 days after the end of each of its financial years (beginning with the current one), the Company will deliver to the Agent enough copies for all the Lenders of its audited consolidated annual report and audited accounts as at the end of and for that financial year, together with copies of the related directors' and auditors' reports.

20.3	Semi-Annual Information

As soon as the same are publicly available and in any event within 90 days after the end of the first 6 months of each of its financial years (beginning with the current one), the Company will deliver to the Agent enough copies for all the Lenders of its unaudited interim profit statement for that 6 month period and accounts as at the end of and for that 6 month period.

20.4	Information to Shareholders or Creditors

At the same time as sent to its shareholders (or any class of its shareholders) or creditors, the Company will deliver to the Agent enough copies for all the Lenders of any circular, document or other written information sent to its shareholders (or any class of its shareholders) or creditors as such.

20.5	Litigation

Each Obligor will promptly deliver to the Agent for distribution to the Lenders details of any litigation, arbitration or administrative proceeding which, if to the knowledge of any of them it

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had been current or pending at the date of this Agreement, would have rendered the representation and warranty in Clause 19.12 (Litigation) incorrect.

20.6	Default

The Company will notify the Agent of the occurrence of any Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it. With each financial statement delivered by it under Clause 20.2 (Audited Accounts) and Clause 20.3 (Semi-Annual Information) and promptly after any written request made by the Agent from time to time, the Company will deliver to the Agent a certificate signed on its behalf by a director or the company secretary of the Company confirming that, so far as it is aware and (if applicable) except as previously notified to the Agent or waived, no Default has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified or waived and of which it is aware and of any action taken or proposed to be taken to remedy it.

20.7	Compliance with Financial Ratios

With each set of accounts delivered by it under Clause 20.2 (Audited Accounts) the Company will deliver to the Agent a Compliance Certificate signed by its auditors confirming compliance with Clause 21 (Financial Covenants) as at the end of the relevant period. With each set of accounts delivered by it under Clause 20.2 (Audited Accounts) and Clause 20.3 (Semi- Annual Information) the Company will deliver to the Agent a certificate signed by two directors of the Company confirming compliance with Clause 21 (Financial Covenants) as at the end of the relevant period and in each case setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to demonstrate such compliance.

20.8	Principal Subsidiaries

With each set of accounts delivered by it under Clause 20.2 (Audited Accounts) (and within 14 days after any written request made by the Agent from time to time), the Company will deliver to the Agent:

(a) a certificate listing the Principal Subsidiaries as at the end of the relevant financial year (or, as the case may be, as at the date specified in the Agent's request);

(b) a certificate setting out in reasonable detail the computations necessary to justify the inclusions in, and exclusions from, that list; and

(c) a revised structure chart of the Group showing changes (if any) initially to the document delivered, pursuant to paragraph 3(e) of Schedule 2 (Conditions precedent) to the Amendment Agreement and, subsequently, to the structure chart last delivered under this Clause 20.8.

20.9	Other Information

Each Obligor will promptly deliver to the Agent for distribution to all the Lenders such other information relating to its financial condition or business and (in the case of the Company) to the financial condition or business of the Group or any member of the Group as the Agent (or any Lender through the Agent) may from time to time reasonably request. However, an Obligor is not obliged to supply any such information if to do so would be contrary to any confidentiality obligation binding it or any member of the Group or might reasonably be expected to conflict with any law or regulation or be otherwise actionable at the suit of any person.

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20.10	"Know your customer" checks

(a)	If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date;

(ii) any change in the status of an Obligor after the Effective Date; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	FINANCIAL COVENANTS

21.1	Financial condition

The Company shall ensure that:

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	(a)	the ratio of Net Consolidated Borrowings on the last day of each Relevant Period ending after the Effective Date to EBITDA for the Relevant Period ended on such day will not be more than 3.50:1;

	(b)	the ratio of EBITDA to Net Interest Expense for each Relevant Period ending after the Effective Date will not be less than 3.50:1.

21.2	Definitions

In this Clause 21:

"Cash Equivalent Investments" means:

	(a)	securities denominated in Sterling, US Dollars or euro with maturities less than 6 months from the date of acquisition issued or fully guaranteed or insured by the Government of the United States or any member state of the European Union (or any agency thereof) which is rated at least AA by S & P or Aa by Moody's;

	(b)	commercial paper, or other debt security issued by an issuer rated at least A-1 by S & P or P-1 by Moody's and with a maturity of less than 12 months;

	(c)	certificates of deposit of, any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and having maturities of less than 12 months; and

	(d)	such other securities approved by the Agent.

"Consolidated Borrowings" means, at any time, the sum of the Borrowings of the Group (other than any Indebtedness referred to in paragraph (g) of the definition of Borrowings (and paragraph (h) of that definition to the extent it relates to paragraph (g) thereof) in respect of that Indebtedness) as shown in the financial statements of the Group and Compliance Certificates delivered under this Agreement in respect of that Relevant Period.

"EBITDA" means, in relation to any Relevant Period, the total consolidated operating profit of the Group:

	(a)	before taking into account:

(i) Net Interest Expense; and

(ii) all Taxes; and

	(b)	excluding all extraordinary and Exceptional Items;

	(c)	after adding back all amounts provided for depreciation, amortisation and write downs of goodwill;

	(d)	after adding the amount credited (or deducting any amount charged) to interest of the Group in accordance with FRS 17 relating to pensions and/or other retirement benefits; and

	(e)	after adding the share of profit (or deducting the share of loss) of joint ventures and associated companies of any member of the Group,

as determined from the financial statements of the Group and Compliance Certificates delivered under this Agreement in respect of that Relevant Period.

"Exceptional Items" shall be determined in accordance with FRS 3.

"Net Consolidated Borrowings" means, as at any particular time, Consolidated Borrowings as at that time less any cash or Cash Equivalent Investments in hand or on deposit at call

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with any bank or financial institution incorporated in any OECD country to the extent in the case of cash such cash is denominated in any freely convertible and transferable currencies and beneficially owned by any member of the Group unencumbered by any Security (excluding any cash or Cash Equivalent Investments held by members of the Group that are not wholly owned Subsidiaries of the Group).

"Net Interest Expense" means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Consolidated Borrowings including:

(a) the interest element of leasing and hire purchase payments;

(b) amounts in the nature of interest payable in respect of any shares other than equity share capital; and

(c) the net amount payable in respect of any interest hedging arrangements (or, as the case may be, deducting the net amount receivable in respect of any interest hedging arrangements), in each case in respect of that Relevant Period, adjusted (but without double counting) by deducting interest income of the Group in respect of that Relevant Period to the extent, in the case of cash, freely distributable to a member of the Group, in each case as determined from the financial statements of the Group and Compliance Certificates delivered under this Agreement in respect of that Relevant Period and any adjustment pursuant to Clause 22.9 (Change to Accounting Standards).

"Relevant Period" means each period of 12 months ending on each of 30 June and 31 December.

21.3	Financial covenant calculations

EBITDA, Net Consolidated Borrowings and Net Interest Expense shall be calculated and interpreted on a consolidated basis in accordance with GAAP and shall be expressed in Sterling.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Ranking of Obligations

Each Obligor will procure that its payment obligations under the Finance Documents rank and will at all times rank at least equally and rateably in all respects with all their respective other unsecured Indebtedness except for such unsecured Indebtedness as would, by virtue only of the operation of law, be preferred in the event of its winding-up.

22.2	Negative pledge

The Company will not, and it will ensure that no other member of the Group will, create or have outstanding any Security on or over their respective assets, except for:

(a) liens of goods, the related documents of title and/or other related documents arising or created in the ordinary course of its business as Security only for Indebtedness directly relating to the goods or documents on or over which that lien exists and set- off rights and arrangements between cash balances and bank borrowing with the same bank;

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(b)	except where the supplier is another member of the Group, Security arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired by the relevant person in the ordinary course of its business;

(c)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i) the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii) the Security is removed or discharged within 3 Months of the date of acquisition of such asset;

(d)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i) the Security was not created in contemplation of the acquisition of that company;

(ii) the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii) the Security is removed or discharged within 3 Months of that company becoming a member of the Group;

(e)	any Security arising out of or in connection with a judgment or judicial award made against a member of the Group provided that Clause 23.5 (Cross Default) is not triggered and such Security is discharged in full within 20 Business Days of it being effected;

(f)	any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission on the part of any member of the Group;

(g)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances provided that such netting arrangement envisages the netting of a credit balance on an account of one member of the Group against a debit balance on account of another member of the Group;

(h)	any Security created in favour of H M Customs & Excise or other similar governmental agency whether in the UK or elsewhere solely to secure the tobacco taxation liabilities of any member of the Group;

(i)	any Security listed in Schedule 9 (Existing Security) (except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule) or any other Security created or outstanding with the prior consent of the Majority Lenders;

(j)	any Security arising out of or created in connection with any asset financing, receivables financing or securitisation provided that the total of the aggregate amount secured by such Security and the aggregate value of such asset financings, receivables financings and securitisations permitted under Clause 22.3 (Transactions similar to Security) does not exceed £250,000,000 or its equivalent (as reasonably determined by the Agent); or

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	(k)	any other Security created or outstanding on or over assets of any member of the Group provided that the aggregate outstanding principal, capital or nominal amount secured by all Security created or outstanding under this exception on or over assets of members of the Group must not at any time exceed when aggregated with the amount (if any) calculated under Clause 22.3(i) (Transactions similar to Security) £50,000,000 or its equivalent (as reasonably determined by the Agent).

22.3	Transactions similar to Security

The Company will not, and will procure that no other member of the Group will:

	(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or where reacquired or acquired by a member of the Group or any of its related entities; or

	(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the factoring of receivables and the discounting of bills or notes (without recourse) in the ordinary course of trading, in circumstances where the transactions are entered into primarily with the motive of effectively raising secured finance or effectively financing the acquisition of an asset on a secured basis where the same would be prohibited by Clause 22.2 (Negative pledge). However there shall not be taken into account:

	(i)	any such secured finance or any such financing where the outstanding aggregate principal amount of liabilities effectively secured does not (when aggregated with the amount calculated under Clause 22.2(k) (Negative pledge)) exceed £50,000,000 or its equivalent (as reasonably determined by the Agent) at any one time; or

	(ii)	any asset financing, receivables financing or securitisation provided that the total of the aggregate value of all such asset financings, receivables financings and securitisations and the aggregate amount secured by all such Security permitted under Clause 22.2(j) (Negative pledge) does not exceed £250,000,000 or its equivalent (as reasonably determined by the Agent).

22.4	Disposals

(a)	The Company will not and will ensure that no other member of the Group will, (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of (whether outright, by a sale-and-repurchase or sale-and-leaseback arrangement, or otherwise and whether to another member of the Group or any other Person) (each a "disposal") any of its assets.

The following disposals (each an "Exempt Disposal") shall be permitted:

	(i)	disposals made in the ordinary course of trading;

	(ii)	the disposal for cash (for a consideration of (but not exceeding) a normal commercial consideration) of assets by any member of the Group to the Company, or by one wholly-owned Subsidiary of the Company to another, or (provided that the interest of the Company in the transferee is no less than its interest in the transferor) by any other Subsidiary to another;

	(iii)	any disposal which the Majority Lenders shall have agreed shall not be taken into account;

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(iv) payment of cash dividends in accordance with the Companies Act 1985 or other relevant law;

(v) a disposal of cash for the purpose for which it was raised;

(vi) the creation or subsistence of any Security permitted under Clause 22.2 (Negative pledge) or transactions permitted under Clause 22.3 (Transactions similar to Security);

(vii) disposals of assets in exchange for other assets comparable or superior as to type, value and quality; and (viii) other disposals provided that the market value of such disposals, either alone or when aggregated with all other disposals falling within paragraphs (i) to (vii) above does not exceed an amount equal to 5 per cent. of the value of the assets of the Group taken as a whole as at the date of the then current consolidated accounts of the Group.

22.5	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction (other than, for the avoidance of doubt, any internal restructuring within the Group).

22.6	Change of Business

The Company will ensure that there is no material change in the nature or scope (being primarily the business of manufacturing and selling tobacco and tobacco products, ancillary and related services and the physical distribution of tobacco and non-tobacco products related to the business undertaken at the date of this Agreement) of the business of the Group (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise).

22.7	Insurance

The Company will, and will ensure that each member of the Group will, effect and maintain such insurance with reputable insurers over and in respect of its respective assets and business and in such manner and against such risks and to such extent as is reasonable and customary for a business enterprise engaged in the same or similar business and in the same or similar locality.

22.8	Environmental

The Company will not and will ensure that no other member of the Group will, other than when duly licensed by the appropriate regulatory authorities, use, generate, store, handle, transport, dump, release, deposit, bury, emit, abandon or place any dangerous substance at, on, from or under any property which it owns or occupies if to do so could reasonably be expected to have a Material Adverse Effect and the Company will, and will procure that each other member of the Group will, comply with in all respects (consistently with the manner in which similar business operating in the relevant jurisdiction comply with):

(a) all applicable Environmental Laws; and

(b) the terms of all Environmental Approvals necessary for the ownership and operations of its facilities and business as owned and operated from time to time,

if failure to do so could reasonably be expected to have a Material Adverse Effect.

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22.9	Change to Accounting Standards

If:

(a)

(i) as a result of the introduction, variation or amendment to any law or the application or interpretation of any law; or

(ii) as a result of the introduction, variation or amendment to any statement issued by the Institute of Chartered Accountants in England and Wales, the Accounting Standards Board Financial Reporting Council or any other regulatory body having the authority to change accounting standards from time to time or any requirement of the London Stock Exchange Limited with which the Company or its auditors are expected to comply, the basis upon which any Borrower is required for any purpose to draw up its annual audited consolidated accounts is altered, or if the accounting principles applied in connection with those accounts are otherwise changed, in any respect which is material for the purposes of the Finance Documents; or

	(b)	a Borrower changes its financial year end,

then:

(i) the Agent (acting on the instructions of the Majority Lenders) and the Company shall endeavour to agree and make such amendments to the Finance Documents as are appropriate in the light of the alterations;

(ii) subject to paragraph (iii) below, failing such agreement being reached within 30 days of the relevant Borrower notifying the Agent in writing of the need to reach agreement under this paragraph, computations under the Finance Documents shall be made on such accounting principles as the auditors of the relevant Borrower shall certify are substantially similar in effect to those applied in the preparation of the Original Financial Statements; and

(iii) if the Agent (after consultation with the Majority Lenders) is not satisfied with the auditors' certification given under paragraph (ii) above, any computations under the Finance Documents shall be made on such accounting principles as the Majority Lenders shall certify (after having sought the advice of independent auditors through the Agent) are substantially similar in effect to those applied in the preparation of the Original Financial Statements.

22.10	Restriction on Borrowings

The Company shall ensure that none of its Subsidiaries incurs any Borrowings other than:

	(a)	Borrowings owed by one member of the Group (other than Austria Tabak and its Subsidiaries) to another member of the Group;

	(b)	Borrowings owed by one member of the Austria Tabak Group to another member of the Austria Tabak Group;

	(c)	Borrowings of the Subsidiaries of the Company (other than Austria Tabak and its Subsidiaries) not exceeding (in aggregate) £100,000,000 or its equivalent;

	(d)	Borrowings of Austria Tabak and its Subsidiaries not exceeding (in aggregate) €400,000,000 or its equivalent; and

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(e) pursuant to this Agreement.

22.11	Claims

The Company will use its reasonable endeavours to protect, maintain and enforce its rights under the Finance Documents, including without limitation by pursuing indemnity claims, warranty claims and rights to post closing date adjustments to the extent commercially reasonable to do so.

22.12	Hedging

No Obligor shall (and the Company will ensure that no other member of the Group will) enter into any swap, cap, floor, collar, option, futures transaction, forward rate agreement, foreign exchange transaction or other treasury transaction or any similar instrument or any combination thereof (other than for hedging actual and/or projected exposure arising in the ordinary course of business).

22.13	Gallaher (Dublin) Limited

Gallaher (Dublin) Limited (registration number 378922) shall not hold a banking licence under section 9 of the Central Bank Act 1971 (as amended) or any similar Authorisation under any law or regulation of any member state of the European Communities.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay in the manner provided in a Finance Document any sum payable under it when due, unless the non-payment is due solely to a technical or administrative error (whether by an Obligor or a bank involved in transferring funds to the Agent) and payment is made within 3 Business Days of its due date.

23.2	Breach of representation or warranty

Any representation, warranty or statement by an Obligor in any Finance Document is not complied with or is or proves to have been incorrect, in any material respect which, when made or deemed repeated and, if the circumstances causing such misrepresentation are capable of remedy within such period, the relevant member of the Group shall have failed to remedy such circumstances within 20 Business Days after the earlier of the relevant member of the Group becoming aware of the misrepresentation and receipt by the Company of a notice from the Agent to such member of the Group requiring the circumstances causing such misrepresentation to be remedied such that if the representation was repeated by such member of the Group at the end of such 20 Business Day period, such representation would not prove to be incorrect or misleading in any material respect.

23.3	Breach of Financial Undertaking etc.

The covenants contained in Clause 20.2 (Audited Accounts), Clause 20.3 (Semi-Annual Information), Clause 21 (Financial Covenants), Clause 22.2 (Negative pledge), Clause 22.3 (Transactions similar to Security), Clause 22.4 (Disposals) or Clause 22.10 (Restriction on Borrowings) are not complied with or any condition attached to any waiver or consent given under this Agreement in relation thereto is not fulfilled in accordance with its terms and conditions.

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23.4	Breach of Other Obligation

Any Obligor does not perform or comply with any one or more of its other obligations under any Finance Document and, if that default is capable of remedy, it is not remedied within 30 days.

23.5	Cross Default

If:

(a) any Borrowings of a member of the Group are not paid when due (after the expiry of any applicable grace period); or

(b) an event of default howsoever described occurs under any document relating to Borrowings of a member of the Group; or

(c) any Borrowings of a member of the Group become prematurely due and payable or are placed on demand as a result of an event of default (howsoever described) under the document relating to those Borrowings; or

(d) any creditor of any member of the Group becomes entitled to declare any Borrowings of a member of the Group due and payable prior to their specified maturity as a result of an event of default (howsoever described), in circumstances where the amount of any individual Borrowings referred to in any of paragraphs (a) to (d) above exceeds £7,500,000 or its equivalent or where the aggregate amount of all Borrowings referred to in all or any of paragraphs (a) to (d) above exceeds £30,000,000 or its equivalent.

23.6	Insolvency

An Obligor or a Principal Subsidiary is (or is deemed by law or a court to be) insolvent or unable to pay its debts, stops, suspends payment or announces an intention to do so of all or a material part of (or of a particular type of) its Indebtedness, begins negotiations or takes any other step with a view to the deferral, rescheduling or other readjustment of all of (or all of a particular type of) its Indebtedness (or of any part which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of (or of a particular type of) the Indebtedness of an Obligor or any Principal Subsidiary.

23.7	Enforcement Proceedings

A distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any substantial part of the assets of an Obligor or a Principal Subsidiary and is not discharged or permanently stayed within 30 days.

23.8	Winding-up

(a)	An Obligor or a Principal Subsidiary takes any corporate action or any other formal legal step is taken, for (a) its winding-up, dissolution or reorganisation, except for the presentation of a winding-up petition (or equivalent or analogous proceedings) by a creditor on frivolous or vexatious grounds which is stayed or discharged within 30 days or (b) the appointment of a receiver, administrative receiver, administrator or similar officer of it or of all or substantial parts of its assets;

(b)	an order is made for the winding-up, dissolution or reorganisation of an Obligor or a Principal Subsidiary; or

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(c)	a receiver, administrative receiver, administrator or similar officer is appointed to all or a substantial part of the assets of an Obligor or a Principal Subsidiary, except if the Majority Lenders give their consent (not to be unreasonably withheld or delayed in the case of a solvent winding-up, dissolution or re-organisation of a Principal Subsidiary).

23.9	Analogous Events

Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in Clause 23.6 (Insolvency), Clause 23.7 (Enforcement Proceedings) or Clause 23.8 (Winding-up).

23.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Carry on business

Any Principal Subsidiary suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business other than solely as a result of a disposal permitted by the Finance Documents.

23.13	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of any or all of the assets of one or more members of the Group and such seizure(s), compulsory acquisition(s), expropriation(s) and/or nationalisation(s), either alone or taken together, has or could reasonably be expected to have a Material Adverse Effect.

23.14	Audit qualification

The auditors adversely qualify their report(s) on any audited consolidated financial statements of the Group.

23.15	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a) cancel the Total Commitments whereupon they shall immediately be cancelled;

(b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

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SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the "Existing Lender") may:

(a) assign any of its rights; or

(b) transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender") provided that (except in the case of any assignment or transfer to another Lender) the Base Currency Amount thereof is not less than £10,000,000 (or, if it is less, an amount equal to the Commitment of the Existing Lender).

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:

(i) receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii) performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)	If:

(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs),

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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender (except if it is an Affiliate of the Existing Lender) shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

	(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

	(ii)	the financial condition of any Obligor;

	(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

	(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

	(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

	(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

	(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

	(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

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(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

	(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

	(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

	(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

	(iv)	the New Lender shall become a Party as a "Lender".

24.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b) with (or through) whom that Lender enters into (or may potentially enter into) any sub- participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.10 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

	(i)	all the Lenders approve the addition of that Subsidiary;

	(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

	(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

	(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i) no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii) the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents.

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations as a Borrower under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.10 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i) in the case of any Subsidiary which is registered in Austria, all the Lenders approve the addition of that Subsidiary;

(ii) the Company delivers to the Agent a duly completed and executed Accession Letter; and

(iii) the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)	As regards any company not incorporated in England and Wales becoming an Additional Guarantor, due regard shall be had to any legal restriction on that company in the jurisdiction of its incorporation from giving a guarantee in the form set out in Clause 18 (Guarantee and

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Indemnity) and appropriate changes to such guarantee with regard to that Additional Guarantor shall be agreed between the Majority Lenders and the Company prior to that company becoming an Additional Guarantor.

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that each of the representations in Clauses 19.1 (Status) to 19.13 (Winding-up) (other than the representation in paragraph (a) of Clause 19.5 (Deduction of Tax)) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

	(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

	(ii)	all the Lenders have consented to the Company's request.

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SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT, THE ARRANGER AND THE CO-ORDINATOR

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Co-ordinator) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger and Co-ordinator

Except as specifically provided in the Finance Documents, neither the Arranger nor the Co- ordinator has any obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arranger or the Co-ordinator as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger nor the Co-ordinator shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent, the Arranger and the Co-ordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

	(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

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(ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii) any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger nor the Co-ordinator is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor the Arranger nor the Co-ordinator:

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(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Co-ordinator an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Arranger or the Co-ordinator to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Arranger and the Co-ordinator that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Arranger or the Co-ordinator.

26.10	Lenders' indemnity to the Agent or the Co-ordinator

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent or, as appropriate, the Co-ordinator, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or, as appropriate, the Co-ordinator, (otherwise than by reason of the Agent's or, as appropriate, the Co-ordinator's gross negligence or wilful misconduct) in acting as Agent or, as appropriate, the Co-ordinator, under the Finance Documents (unless the Agent or, as appropriate, the Co- ordinator, has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

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(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor and the acceptance by that successor of its appointment.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Arranger and the Co-ordinator that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

	(a)	the financial condition, status and nature of each member of the Group;

	(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

	(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

	(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance

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Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Agent's Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.10 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

26.17	Deduction from amounts owing

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

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(c) the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party's rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a) each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b) that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified that other Finance Party of the legal or arbitration proceedings; and

(ii) that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i) firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arranger or the Co-ordinator under the Finance Documents;

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	(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

	(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

	(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

	(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

	(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

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(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

Following a Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Company, that identified with its name below;

(b) in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

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(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

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33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

	(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

	(ii)	an extension to the date of payment of any amount under the Finance Documents;

	(iii)	a reduction in the Margin (other than any reduction in the Margin resulting from the operation of the procedure set forth in the definition of "Margin") or a reduction in the amount of any payment of principal, interest, fees or commission payable under the Finance Documents;

	(iv)	an increase in or an extension of any Commitment;

	(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

	(vi)	any provision which expressly requires the consent of all the Lenders; or

	(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 35, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Co-ordinator may not be effected without the consent of the Agent, the Arranger or the Co-ordinator.

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36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction of English courts

	(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

	(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

	(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

	(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and the Company accepts such appointment; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)

Gallaher Group PLC	03299793

Gallaher Limited	01501573

Name of Original Guarantor	Registration number (or equivalent, if any)

Gallaher Group PLC	03299793

Gallaher Limited	01501573

Gallaher (Dublin) Limited (formerly known as Hergall Tobacco Limited	378922

Benson & Hedges Limited	00113415

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PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitment

ABN AMRO BANK N.V.	£71,500,000

BARCLAYS BANK PLC	£71,500,000

BAYERISCHE HYPO- UND VEREINSBANK AG, LONDON BRANCH	£71,500,000

BAYERISCHE LANDESBANK, LONDON BRANCH	£71,500,000

BNP PARIBAS, LONDON BRANCH	£71,500,000

CALYON	£71,500,000

DRESDNER BANK AG, LONDON BRANCH	£71,500,000

HSBC BANK PLC	£71,500,000

ING BANK N.V., LONDON BRANCH	£71,500,000

JPMORGAN CHASE BANK, N.A.	£71,500,000

LLOYDS TSB BANK PLC	£71,500,000

THE ROYAL BANK OF SCOTLAND PLC	£71,500,000

WESTLB AG, LONDON BRANCH	£71,500,000

THE BANK OF NEW YORK	£23,500,000

CREDIT SUISSE	£23,500,000

WILLIAM STREET CREDIT CORPORATION	£23,500,000

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SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Original Obligors

	(a)	A certified copy of the constitutional documents of each Original Obligor.

	(b)	A certified copy of a resolution of the board of directors of each Original Obligor:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

	(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

	(d)	A certified copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (other than the Company), approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Guarantor is a party.

	(e)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

	(f)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

	(a)	A legal opinion of Linklaters, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

	(b)	If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to that Obligor in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

	(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process), if not an Original Obligor, has accepted its appointment.

	(b)	A certified copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

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(c)	The Original Financial Statements of each Original Obligor.

(d)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)	A copy of the structure chart of the Group.

(f)	The Finance Documents being fully effective.

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PART II

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a) approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b) authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	A legal opinion of Linklaters, legal advisers to the Arranger and the Agent in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

12.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Additional Obligor in the jurisdiction in which the Additional Obligor is incorporated.

13.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

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SCHEDULE 3

UTILISATION REQUEST

From:	[Company]

To:	[Agent]

Dated:

Dear Sirs

Gallaher Group PLC - £650,000,000 Facility Agreement
dated 11 March 2003 as amended, restated and increased to £1,000,000,000 pursuant to an amendment and restatement agreement dated [____________] 2005 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Name of relevant Borrower:	[____________]

Proposed Utilisation Date:	[____________] (or, if that is not a Business Day, the
next Business Day)

Currency of Loan:	[____________]

Amount:	[____________] or, if less, the Available Facility

Interest Period:	[____________]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	We confirm that the credit rating last published in relation to the Company's long-term senior unsecured debt not credit enhanced by Moody's is [____________] and by S & P is [____________].

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[Company]
for and on behalf of
[name of relevant Borrower]

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SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a) in relation to a Sterling Loan:

AB + C(B – D) + E x 0.01
per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than Sterling:

E x 0.01
per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge

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supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a) "Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) "Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) "Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) "Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

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11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[____________] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Gallaher Group PLC - £650,000,000 Facility Agreement
dated 11 March 2003 as amended, restated and increased to £1,000,000,000 pursuant to an amendment and restatement agreement dated [____________] 2005 (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b) The proposed Transfer Date is [____________].

(c) The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as

[_________].

[Agent]

By:

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SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[___________] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

     Gallaher Group PLC - £650,000,000 Facility Agreement
dated 11 March 2003 as amended, restated and increased to £1,000,000,000 pursuant to an amendment and restatement agreement dated [__________] 2005 (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

Yours faithfully

.........................................	.........................................
Authorised signatory for	Authorised signatory for
[Company]	[Subsidiary]

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SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[__________] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

     Gallaher Group PLC - £650,000,000 Facility Agreement
dated 11 March 2003 as amended, restated and increased to £1,000,000,000 pursuant to an amendment and restatement agreement dated [_________] 2005 (the "Agreement")

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a) no Default is continuing or would result from the acceptance of this request; and

(b) [________]

4	This Resignation Letter is governed by English law.
Yours faithfully

	[Company]	[Subsidiary]

	By:	By:

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SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[__________] as Agent

From:	[Company]

Dated:

Dear Sirs

     Gallaher Group PLC - £650,000,000 Facility Agreement
dated 11 March 2003 as amended, restated and increased to £1,000,000,000 pursuant to an amendment and restatement agreement dated [_________] 2005 (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a) the ratio of Net Consolidated Borrowings on the last day of the Relevant Period ended on [ ] to EBITDA for the Relevant Period ended on such date was [ ] : 1; and

(b) the ratio of EBITDA to Net Interest Expense for the Relevant Period ended on [ ] was [ ] : 1.

3.	[We confirm that no Default is continuing.]*

Signed:	.....................	.....................

	Director	Director

	of	of

	[Company]	[Company]

[insert applicable certification language]

..................................
for and on behalf of
[name of auditors of the Company]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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SCHEDULE 9

EXISTING SECURITY

Name of Member of Group	Security	Total Principal Amount of
Indebtedness Secured

-	None	-

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SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

LMA CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller's agent/broker]

To:

[insert name of Potential
Purchaser/Purchaser's agent/broker]

Re: The Agreement

Borrower:

Date:

Amount:

Agent:

Dear Sirs

We understand that you are considering [acquiring]1 /[arranging the acquisition of][2] an interest in the Agreement (the "Acquisition"). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)][3] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

[1] delete if addressee is acting as broker or agent.

[2] delete if addressee is acting as principal.

[3] delete as applicable.

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	(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

	[(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

	[(b/c)][4]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

	[(c/d)][4]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)][4] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)][4] above.

5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

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6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a) neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b) we [or our principal][4] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] the Borrower and each other member of the Group.

10.	Third Party Rights

(a) Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b) Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

[4] delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

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11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

"Confidential Information" means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

"Permitted Purpose" means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of][2] considering and evaluating whether to enter into the Acquisition; and

"Purchaser Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

.....................................

For and on behalf of

[Seller/Seller's agent/broker]

To:	[Seller]
[Seller's agent/broker]
The Borrower and each other member of the Group

We acknowledge and agree to the above:

.....................................

For and on behalf of

[Potential Purchaser/Purchaser's agent/broker]

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SCHEDULE 11

TIMETABLE

"D -   " refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in	Loans in other
	Sterling	currencies

Request for approval as an Optional		D-5
Currency, if required (Clause 4.3		10:00 a.m.
(Conditions relating
to Optional Currencies))

Agent notifies the Lenders of the request		D-5
(Clause 4.3 (Conditions relating to Optional		3:00 p.m.
Currencies))

Responses by Lenders to the request		D-4
(Clause 4.3 (Conditions relating to Optional		1:00 p.m.
Currencies))

Agent notifies the Company if a currency is		D-4
approved as an Optional Currency in		5:00 p.m.
accordance with Clause 4.3 (Conditions
relating to Optional Currencies)

Delivery of a duly completed Utilisation	D-1	D-3
Request (Clause 5.1 (Delivery of a	4:30 p.m.	11:00 a.m.
Utilisation Request))

Agent determines (in relation to a Loan) the		D-3
Base Currency Amount of the Loan, if		11:30 a.m.
required under Clause 5.4 (Lenders'
participation)

Agent notifies the Lenders of the Loan in	D-1	D-3
accordance with Clause 5.4 (Lenders'	5:30 p.m.	1:00 p.m.
participation)

Agent receives a notification from a Lender		Quotation Day
under Clause 6.2 (Unavailability of a		9:30 a.m.
currency)

Agent gives notice in accordance with		Quotation Day
Clause 6.2 (Unavailability of a currency)		10:30 a.m.

LIBOR or EURIBOR is fixed	Quotation Day	Quotation Day
	as of 11:00 a.m.	as of 11:00 a.m.
(in respect of
EURIBOR,
Brussels time)

CONFORMED COPY

AMENDMENT AND RESTATEMENT AGREEMENT

dated     16     June 2005

for

GALLAHER GROUP PLC
GALLAHER LIMITED

with
LLOYDS TSB BANK PLC
THE ROYAL BANK OF SCOTLAND PLC

acting as Co-ordinator

and

BARCLAYS BANK PLC
acting as Agent

RELATING TO A FACILITY AGREEMENT DATED

11 March 2003

Ref: SRYT/CIXT/FG

(i)

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THIS AGREEMENT is dated 16 June 2005 and made between:

(1)	GALLAHER GROUP PLC (the "Company");

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as borrowers (together with the Company, the "Borrowers");

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as continuing guarantors (together with the Company, the "Continuing Guarantors");

(4)	THE SUBSIDIARY of the Company listed in Part I of Schedule I as an additional guarantor (the "Additional Guarantor");

(5)	THE SUBSIDIARIES of the Company listed in Part I of Schedule I as retiring guarantors (the "Retiring Guarantors");

(6)	LLOYDS TSB BANK PLC and THE ROYAL BANK OF SCOTLAND PLC (whether acting individually or together, the "New Co-ordinator");

(7)	BARCLAYS CAPITAL and HSBC BANK PLC (whether acting individually or together, the "Existing Co-ordinator");

(8)	THE FINANCIAL INSTITUTIONS listed on the signature pages of this Agreement as new mandated lead arrangers (whether acting individually or together, the "New Arranger");

(9)	THE FINANCIAL INSTITUTIONS listed on the signature pages of this Agreement as existing arrangers (whether acting individually or together, the "Existing Arranger");

(10)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as existing lenders (the "Existing Lenders");

(11)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 as new lenders (the "New

Lenders"); and

(12)	BARCLAYS BANK PLC as agent of the Lenders (the "Agent").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Amended Agreement" means the Original Facility Agreement, as amended and restated in the form set out in Schedule 3 (Form of Amended Agreement).

"Barclays Capital" means Barclays Capital, the investment banking division of Barclays Bank PLC.

"Effective Date" means, 15 June 2005 or such other date as may be agreed between the Agent and the Company, and notified by the Agent to the Existing Lenders and to the New Lenders by notice given not later than 4:30 p.m. one Business Day before the proposed Effective Date.

"Original Facility Agreement" means the £650,000,000 facility agreement dated 11 March 2003 between (among others) the Company, the Original Borrowers named in it, the Original Guarantors named in it, the Agent and the Lenders named in it.

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1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Original Facility Agreement or the Amended Agreement has the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.

1.4	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Original Facility Agreement, each of the Company and the Agent designate this Agreement as a Finance Document.

2.	CONDITIONS PRECEDENT

The provisions of Clause 4 (Transfer by novation), Clause 5 (Resignation of Arranger and Co- ordinator), Clause 7 (Guarantors) and Clause 8 (Amendment) shall be effective only if:

(a) not later than 4:30 p.m. one Business Day before the Effective Date, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (the Agent shall notify the Company, the Existing Lenders and the New Lenders promptly upon being so satisfied); and

(b) not later than the Effective Date, each New Lender has made its participation in each Loan and each new Loan available to the Agent in accordance with paragraphs (b) and (d) of Clause 4.6 (Lenders' participations).

3.	REPRESENTATIONS

(a)	On the date of this Agreement, each Obligor (including the Additional Guarantor) makes the representations and warranties in Clauses 19.1 (Status) to 19.13 (Winding-up) of the Original Facility Agreement to each Existing Lender, each New Lender and each other Finance Party, by reference to the facts and circumstances existing on the date of this Agreement but, where applicable, as if references in Clause 19 (Representations) to the Original Facility Agreement were instead to this Agreement.

(b)	On the Effective Date, each Obligor (including the Additional Guarantor) makes the representations and warranties in Clauses 19.1 (Status) to Clause 19.14 (Information) of the Amended Agreement to each Existing Lender, each New Lender and each other Finance Party, by reference to the facts and circumstances existing on the Effective Date.

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4.	TRANSFER BY NOVATION

4.1	Transfer by novation

Subject to Clause 2 (Conditions precedent), on the Effective Date (whether or not a Default is continuing) each Existing Lender shall transfer by novation (in the case of an Existing Lender which is not also a New Lender) all or (in the case of each Existing Lender which is also a

New Lender) part of its Commitment, rights and obligations under the Original Facility Agreement to a New Lender, so that (without any further step being required):

	(a)	each New Lender will become a Lender under the Amended Agreement with a Commitment as set out in the relevant columns opposite its name in Part II of Schedule 1 (The Original Parties) of the Amended Agreement.

	(b)	each Existing Lender's Commitment shall be (in the case of each Existing Lender which is also a New Lender) amended to the respective amount set out in the relevant column opposite its name in Part II of Schedule 1 (The Original Parties) of the Amended Agreement or (in the case of an Existing Lender which is not also a New Lender) reduced to zero and that Existing Lender shall cease to be a Lender;

	(c)	each New Lender will become a Lender under the Amended Agreement with a participation in each Loan as notified to it by the Agent pursuant to paragraphs (a) and (c) of Clause 4.6 (Lenders' participations); and

	(d)	each Existing Lender's participation in each Loan shall be as notified to it by the Agent pursuant to paragraphs (a) and (c) of Clause 4.6 (Lenders' participations).

4.2	Procedure for transfer by novation

The transfer by novation set out in Clause 4.1 (Transfer by novation) shall take effect on the Effective Date so that:

	(a)	to the extent that in Clause 4.1 (Transfer by novation) each Existing Lender seeks to transfer by novation its rights and obligations under the Original Facility Agreement each of the Obligors and each Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

	(b)	each of the Obligors and each New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the relevant New Lender have assumed and/or acquired the same in place of that Obligor and that Existing Lender;

	(c)	the Agent, the Arranger and each New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer by novation and to that extent the Agent, the Arranger and each Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

	(d)	each New Lender shall become a Party as a "Lender".

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4.3	Amounts due on or before the Effective Date

(a)	Subject to paragraph (b) below, any amounts payable to the Existing Lenders by the Obligors pursuant to any Finance Document (including, without limitation, all interest, fees and commission payable on the Effective Date) in respect of any period ending on or before the Effective Date shall be for the account of the Existing Lenders and none of the New Lenders shall have any interest in, or any rights in respect of, any such amount.

(b)	The fees described in a Fee Letter dated on or about the date of this Agreement shall be payable on the Effective Date to the New Lenders and by reference to their Commitments under the Amended Agreement.

4.4	Limitation of responsibility of Existing Lenders

(a)	Each New Lender confirms to the Existing Lenders and the other Finance Parties that it:

	(i)	has received a copy of the Amended Agreement together with such other information as it has required in connection with this transaction;

	(ii)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and the Amended Agreement and has not relied exclusively on any information provided to it by any Existing Lender in connection with any Finance Document; and

	(iii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(b)	Unless expressly agreed to the contrary, the Existing Lenders make no representation or warranty and assume no responsibility to the New Lenders for:

	(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

	(ii)	the financial condition of any Obligor;

	(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

	(iv)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document, and any representations or warranties implied by law are excluded.

(c)	Nothing in any Finance Document obliges any Existing Lender to:

	(i)	accept a re-transfer from any New Lender of any of the rights and obligations transferred by novation under this Agreement; or

	(ii)	support any losses directly or indirectly incurred by a New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

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4.5	Administrative details

Each New Lender has delivered to the Agent its Facility Office details and address, fax number and attention details for the purposes of Clause 31.2 (Addresses) of the Amended Agreement.

4.6	Lenders' participations

(a)	The Agent shall notify each New Lender of the amount and currency of each Loan requested, pursuant to a Utilisation Request, to be made on the Effective Date and the amount of its participation in that new Loan one Business Day before the Effective Date.

(b)	Each New Lender hereby undertakes to all other parties hereto that it shall make its participation in each Loan referred to in paragraph (a) above available to the Agent by the Effective Date.

(c)	The Agent shall notify each New Lender of the amount of each Loan which was made before the Effective Date and which is to continue to be outstanding on the Effective Date and the amount of its participation in that Loan by 4:30 p.m. one Business Day before the Effective Date.

(d)	Each New Lender hereby undertakes to all other parties hereto that it shall make its participation in each Loan referred to in paragraph (c) above available to the Agent (for the account of the Existing Lenders) by the Effective Date.

5.	RESIGNATION OF ARRANGER AND CO-ORDINATOR

(a)	The parties to this Agreement confirm that, with effect from the Effective Date:

(i) the Existing Arranger shall be deemed to have resigned and the New Arranger shall be appointed; and

(ii) the Existing Co-ordinator shall be deemed to have resigned and the New Co- ordinator shall be appointed.

(b)	The Existing Arranger and the Existing Co-ordinator shall, with effect from the Effective Date, be discharged from any further obligation as Arranger and Co-ordinator respectively under the Finance Documents but shall remain entitled to the benefit of Clause 26 (Role of the Agent and the Arranger) of the Original Facility Agreement. The New Arranger and the New Co-ordinator and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if the New Arranger and the New Co-ordinator had been party to the Original Facility Agreement as Arranger and Co-ordinator thereunder (respectively).

6.	CONSENTS AND WAIVERS

Each party (other than the New Lenders):

	(a)	consents to the New Lenders becoming Lenders; and

	(b)	waives the requirements of Clause 24 (Changes to the Lenders) of the Original Facility Agreement for the purposes of this Agreement and for the transfer by novation effected pursuant to this Agreement.

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7.	GUARANTORS

7.1	Accession

With effect from the Effective Date, the Additional Guarantor agrees to become an Additional Guarantor and to be bound by the terms of the Amended Agreement as an Additional Guarantor pursuant to Clause 25.4 (Additional Guarantors) of the Original Facility Agreement.

7.2	Retirement

With effect from the Effective Date, each Retiring Guarantor shall be deemed to have resigned and shall no longer be bound by the terms of the Amended Agreement or the Original Facility Agreement as a Guarantor pursuant to Clause 25.6 (Resignation of a Guarantor) of the Original Facility Agreement.

7.3	No Default

The Company confirms that no Default is continuing or would result from the resignation of each Retiring Guarantor pursuant to Clause 7.2 above.

7.4	Waiver

Each party to this Agreement waives the requirements of Clause 25 (Changes to the Obligors) of the Original Facility Agreement for the purpose of the accession and resignations set out in this Clause 7.

8.	AMENDMENT

8.1	Amendment

With effect from the Effective Date the Original Facility Agreement shall be amended and restated in the form set out in Schedule 3 (Form of Amended Agreement).

8.2	Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents (including the guarantee and indemnity of each Continuing Guarantor) shall, save as amended by this Agreement, continue in full force and effect.

9.	CONDITIONS SUBSEQUENT

The Company shall provide the Agent with the Original Financial Statements of Benson & Hedges Limited on or before 31 July 2005.

10.	TRANSACTION EXPENSES

The Company shall within 30 days of the presentation of the relevant invoice pay the Agent and the Arranger (or any of their Affiliates) the amount of all agreed costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a) this Agreement and any other finance documents or documents ancillary thereto referred to in this Agreement;

(b) the Amended Agreement and any other finance documents or documents ancillary thereto referred to in the Amendment Agreement; and

(c) any other Finance Documents executed after the date of this Agreement or the Effective Date.

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11.	COMMITMENT FEE

The Company shall pay to the Agent (for the account of each Existing Lender) that portion of the commitment fee referred to in Clause 12.1 (Commitment fee) of the Original Facility Agreement which has accrued in respect of the period which ends on the Effective Date within 10 Business Days of the Effective Date.

12.	MISCELLANEOUS

12.1	Incorporation of terms

The provisions of Clause 31 (Notices) and Clause 38 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Agreement" are references to this Agreement and as if references in those clauses to "Party" and "Lender" include the New Lenders.

12.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

13.	GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE PARTIES

PART I

THE OBLIGORS

Name of Borrower	Registration number (or equivalent, if any)

Gallaher Group PLC	03299793

Gallaher Limited	01501573

Name of Guarantor	Registration number (or equivalent, if any)

Retiring Guarantors

Gallaher International Limited	00712565

Hergall Tobacco Limited (formerly known as	E17187
Gallaher (Dublin) Limited)

Additional Guarantor

Gallaher (Dublin) Limited (formerly known as	378922
Hergall Tobacco Limited)

Continuing Guarantors

Gallaher Group PLC	03299793

Gallaher Limited	01501573

Benson & Hedges Limited	00113415

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PART II

THE EXISTING LENDERS

ABN AMRO BANK N.V.

BARCLAYS BANK PLC

BAYERISCHE LANDESBANK, LONDON BRANCH

BNP PARIBAS, LONDON BRANCH

CAJA MADRID

CALYON

DRESDNER BANK AG, LONDON BRANCH

GOLDMAN SACHS CREDIT PARTNERS L.P.

HSBC BANK PLC

ING BANK N.V., LONDON BRANCH

JPMORGAN CHASE BANK, N.A.

LLOYDS TSB BANK PLC

THE NORINCHUKIN BANK

RAIFFEISEN ZENTRALBANK ÖSTERREICH AKTIENGESELLSCHAFT

THE BANK OF NEW YORK

THE ROYAL BANK OF SCOTLAND PLC

WESTLB AG, LONDON BRANCH

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PART III

THE NEW LENDERS

Commitment
ABN AMRO BANK N.V.	£ 71,500,000
BARCLAYS BANK PLC	£ 71,500,000
BAYERISCHE HYPO- UND VEREINSBANK AG, LONDON BRANCH	£ 71,500,000
BAYERISCHE LANDESBANK, LONDON BRANCH	£ 71,500,000
BNP PARIBAS, LONDON BRANCH	£ 71,500,000
CALYON	£ 71,500,000
DRESDNER BANK AG, LONDON BRANCH	£ 71,500,000
HSBC BANK PLC	£ 71,500,000
ING BANK N.V., LONDON BRANCH	£ 71,500,000
JPMORGAN CHASE BANK, N.A.	£ 71,500,000
LLOYDS TSB BANK PLC	£ 71,500,000
THE ROYAL BANK OF SCOTLAND PLC	£ 71,500,000
WESTLB AG, LONDON BRANCH	£ 71,500,000
THE BANK OF NEW YORK	£ 23,500,000
CREDIT SUISSE	£ 23,500,000
WILLIAM STREET CREDIT CORPORATION	£ 23,500,000

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SCHEDULE 2

CONDITIONS PRECEDENT
1.	Obligors

(a)	A certified copy of the constitutional documents of each Obligor or a certificate of an authorised signatory of each relevant Obligor certifying that the constitutional documents previously delivered to the Agent for the purposes of the Original Facility Agreement have not been amended and remain in full force and effect.

(b)	A certified copy of a resolution of the board of directors of each Obligor:

(i) approving the terms of, and the transactions contemplated by, this Agreement and the Amended Agreement and resolving that it execute this Agreement;

(ii) authorising a specified person or persons to execute this Agreement on its behalf; and

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above, where not already held by the Agent.

(d)	A certified copy of a resolution signed by all the holders of the issued shares in each Guarantor (other than the Company), approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

(e)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(f)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Linklaters, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Lenders prior to signing this Agreement.

(b)	If an Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to that Obligor in the relevant jurisdiction, substantially in the form distributed to the Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process) of the Amended Agreement has accepted its appointment.

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(b)	A certified copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of each Obligor (other than Benson & Hedges Limited).

(d)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 10 (Transaction expenses) of this Agreement and Clause 12 (Fees) of the Amended Agreement (including, without limitation, any accrued and invoiced commitment fee and/or utilisation fee and any fee payable pursuant to any Fee Letter) have been paid or will be paid by the Effective Date.

(e)	A copy of the structure chart of the Group.

(f)	The Finance Documents being fully effective.

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SCHEDULE 3

FORM OF AMENDED AGREEMENT

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SIGNATURES

The Company

GALLAHER GROUP PLC

Address:	Members Hill
Brooklands Road
Weybridge
Surrey KT13 OQU

Fax No:	01932 832 508

Attention:	The Company Secretary

By:	M.E. ROLFE	T.S. KEEVIL

The Borrowers

GALLAHER GROUP PLC

By:	M.E. ROLFE	N.W.B. DUNLOP

GALLAHER LIMITED

By:	M.E. ROLFE	T.S. KEEVIL

The Continuing Guarantors

GALLAHER GROUP PLC

By:	M.E. ROLFE	N.W.B. DUNLOP

GALLAHER LIMITED

By:	M.E. ROLFE	T.S. KEEVIL

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BENSON & HEDGES LIMITED

By:	R.P. MILLER	H.J. MARTIN

The Retiring Guarantors

GALLAHER INTERNATIONAL LIMITED

By:	T.S. KEEVIL	N.W.B. DUNLOP

HERGALL TOBACCO LIMITED (FORMERLY KNOWN AS
GALLAHER (DUBLIN) LIMITED)

By:	M.E. ROLFE	N.W.B. DUNLOP

The Additional Guarantor

GALLAHER (DUBLIN) LIMITED
(FORMERLY KNOWN AS HERGALL TOBACCO LIMITED)

BY:	M.E. ROLFE	N.W.B. DUNLOP

The New Co-ordinator

LLOYDS TSB BANK PLC

By:	DAVID CLEARY

THE ROYAL BANK OF SCOTLAND PLC

By:	CALLUM NASH

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The Existing Co-ordinator

BARCLAYS CAPITAL

By:	ROGER COSBY

HSBC BANK PLC

By:	MARK HEPTINSTALL

The New Arranger

 ABN AMRO BANK N.V.

By:	TONY ROUNCIVELL	JONPAUL DE ATH

 BARCLAYS BANK PLC

By:	ROGER COSBY

BAYERISCHE HYPO- UND VEREINSBANK AG, LONDON BRANCH

By:	A.J. HOLMES	E. LEUSINK

BAYERISCHE LANDESBANK, LONDON BRANCH

By:	IAN LITTLE	MATTHEW DUNN

BNP PARIBAS, LONDON BRANCH

By:	J.J. MARKHAM	M. REDFERNE

CALYON

By:	BRIAN SINCLAIR	GLEN BARNES

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DRESDNER KLEINWORT WASSERTSTEIN LIMITED

By:	BOB CURRY	MIKE LEE

HSBC BANK PLC

By:	MARK HEPTINSTALL

ING BANK N.V., LONDON BRANCH

By:	RENE WEIJERS	RICHARD HITE

J.P. MORGAN PLC

By:	RICHARD MONTGOMERY

LLOYDS TSB BANK PLC

By:	DAVID CLEARY

THE ROYAL BANK OF SCOTLAND PLC

By:	CALLUM NASH

WESTLB AG, LONDON BRANCH

By:	TIM SAI LOUIE	DUNCAN BAILEY

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The Existing Arranger

ABM AMRO BANK N.V.

By:	TONY ROUNCIVELL	JONPAUL DE ATH

BARCLAYS CAPITAL

By:	ROGER COSBY

BAYERISCHE LANDESBANK, LONDON BRANCH

By:	IAN LITTLE	MATTHEW DUNN

BNP PARIBAS LONDON BRANCH

By:	J.J. MARKHAM	M. REDFERNE

CAJA MADRID

By:	ANA MARTÍN LAREU	IRENE CUESTA RODRIGUEZ

DRESDNER BANK AG LONDON BRANCH

By:	BOB CURRY	MIKE LEE

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	WILLIAM W. ARCHER

HSBC BANK PLC

By:	MARK HEPTINSTALL

ING BANK N.V., LONDON BRANCH

By:	RENE WEIJERS	RICHARD HITE

J.P. MORGAN PLC

By:	RICHARD MONTGOMERY

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LLOYDS TSB BANK PLC

By:	DAVID CLEARY

THE ROYAL BANK OF SCOTLAND PLC

By:	CALLUM NASH

WESTLB AG LONDON BRANCH

By:	TIM SAI LOUIE	DUNCAN BAILEY

The Existing Lenders

ABN AMRO BANK N.V.

By:	TONY ROUNCIVELL	JONPAUL DE ATH

BARCLAYS BANK PLC

By:	ROGER COSBY

BAYERISCHE LANDESBANK, LONDON BRANCH

By:	IAN LITTLE	MATTHEW DUNN

BNP PARIBAS, LONDON BRANCH

By:	J.J. MARKHAM	M REDFERNE

CAJA MADRID

By:	ANA MARTíN LAREU	IRENE CUESTA RODRIGUEZ

CALYON

By:	BRIAN SINCLAIR	GLEN BARNES

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DRESDNER BANK AG, LONDON BRANCH

By:	BOB CURRY	MIKE LEE

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	WILLIAM W. ARCHER

HSBC BANK PLC

By:	MARK HEPTINSTALL

ING BANK N.V., LONDON BRANCH

By:	RENE WEIJERS	RICHARD HITE

JPMORGAN CHASE BANK, N.A.

By:	FRANCIS GOODCHILD

LLOYDS TSB BANK PLC

By:	DAVID CLEARY

THE NORINCHUKIN BANK

By:	Y. MATSUMOTO

THE ROYAL BANK OF SCOTLAND PLC

By:	CALLUM NASH

WESTLB AG, LONDON BRANCH

By:	TIM SAI LOUIE	DUNCAN BAILEY

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THE BANK OF NEW YORK

By:	J.GARWOOD

RAIFFEISEN ZENTRALBANK ÖSTERREICH AKTIENGESELLSCHAFT

By:	JOSEF HÖRL	HELLMUTH PINTER

New Lenders

ABN AMRO BANK N.V.

By:	TONY ROUNCIVELL	JONPAUL DE ATH

BARCLAYS BANK PLC

By:	ROGER COSBY

BAYERISCHE HYPO- UND VEREINSBANK AG, LONDON BRANCH

By:	A.J. HOLMES	E. LEUSINK

BAYERISCHE LANDESBANK, LONDON BRANCH

By:	IAN LITTLE	MATTHEW DUNN

BNP PARIBAS, LONDON BRANCH

By	J.J. MARKHAM	M. REDFERNE

CALYON

By:	BRIAN SINCLAIR	GLEN BARNES

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DRESDNER BANK AG, LONDON BRANCH

By:	BOB CURRY	MIKE LEE

HSBC BANK PLC

By:	MARK HEPTINSTALL

ING BANK N.V., LONDON BRANCH

By:	RENE WEIJERS	RICHARD HITE

JPMORGAN CHASE BANK, N.A.

By:	FRANCES GOODCHILD

LLOYDS TSB BANK PLC

By:	DAVID CLEARY

THE ROYAL BANK OF SCOTLAND PLC

By:	CALLUM NASH

WESTLB AG, LONDON BRANCH

By:	TIM SAI LOUIE	DUNCAN BAILEY

THE BANK OF NEW YORK

By:	J GARWOOD

CREDIT SUISSE

By:	KAMLESH VARA	GARRETT LYNSKEY

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WILLIAM STREET CREDIT CORPORATION

By:	MANDA D’AGATA

The Agent

BARCLAYS BANK PLC

Address:	5 The North Colonnade
Canary Wharf
London
E14 4BB

Fax No:	020 7773 4893

Attention:	Frank Rogers

By:	ROGER COSBY